Exhibit 10.1

January 15, 2016

Jerome A. Peribere

8215 Forest Point Boulevard

Charlotte, NC 28273

Dear Jerome,

This letter confirms in writing our agreement regarding certain amendments to your employment letter with Sealed Air Corporation (the “Company,” “we” or “us”) dated August 28, 2012 (the “Original Agreement”). Capitalized terms not otherwise defined in this letter are as defined in the Original Agreement.

1.	Term. The Initial Term is currently scheduled to end on August 31, 2016. Per this letter, we are extending the Term to December 31, 2017.

As in the Original Agreement, the Term of your employment may be ended earlier as follows: (i) the Term will end automatically upon your death or permanent and total disability; (ii) the Term will end upon your voluntary termination of employment and you agree in that circumstance to provide the Company with prior written notice at least 90 days in advance of your termination date; (iii) the Term will end immediately upon the Company’s termination of your employment for cause (as defined in the Original Agreement); and (iv) the Term will end upon the Company’s termination of your employment without cause provided that (A) the Company provides you with at least 90 days prior written notice and (B) the Company provides you with cash severance payments described in Section 5 below.

A key purpose of the extension of the Term under this letter is to facilitate a process for identifying and onboarding a successor CEO for the Company. For purposes of this letter, you will be considered to have supported and fully cooperated with the Board’s CEO succession process if you have (i) reasonably assisted the Board as it identifies, evaluates and selects a successor CEO, and (ii) reasonably facilitated the onboarding of such successor to create a smooth and constructive transition and orderly transfer of your duties and responsibilities to such successor. Such onboarding activities may include, prior to the successor’s appointment as CEO, (w) including the successor in CEO-level operating and strategic meetings, (x) including the successor in Senior Leadership Team and direct report scheduled meetings, (y) introducing the successor at industry and investor/analyst meetings, as appropriate, and to customers and prospects as agreed upon, or (z) sharing your thinking about strategic matters and business development opportunities. You will remain CEO during the Term, and there will be no period of employment during which you would be co-CEO or serve in a non-executive, transitional role. If the Board for any reason believes that you are not supporting and fully cooperating with its CEO succession process, the Board will (a) give you prompt written notice of its specific concerns and the required corrective actions on your part, and (b) assign a member of the Board to work with you to effect the corrective actions. So long as you fully commence the required corrective actions promptly (not more than 15 days) after receipt of such written notice, you will be deemed to have fully cured the specified concerns and such concerns shall not constitute a basis for determining that you have failed to support and fully cooperate with the Board’s CEO succession process.

2.	Compensation Adjustments. In consideration for this letter agreement, the Company will make the following adjustments to your compensation opportunities:

a.	Base Salary. Your annual rate of base salary will be increased from $1,190,000 to $1,250,000, effective as of January 1, 2016. As under the Original Agreement, at least annually, the Organization and Compensation Committee of the Board (the “O&C Committee”) will consider whether, in its discretion, to increase, but not decrease, your rate of base salary, based on market trends, internal considerations, performance or such other factors as the O&C Committee may determine.

b.	Annual Bonus. Your target annual bonus award percentage will be increased from 125% of base salary to 130% of base salary, effective with the 2016 performance year, and will not be less than 130% of base salary for the 2017 performance year. The award will continue to include a maximum award opportunity equal to 200% of target and will be determined under the Company’s annual bonus program for senior executives as determined each year by the O&C Committee.

c.	Long-Term Incentive Awards. Your target long-term incentive award amount will be increased by $2,500,000 — i.e., from $5,059,000 to $7,559,000 — beginning with the 2016 award cycle, and will not be less than $7,559,000 for the 2017 award cycle. Consistent with past practice, we expect to grant such awards in the form of performance share units (“PSUs”) under the Company’s 2014 Omnibus Incentive Plan (the “Omnibus Plan”) to be earned based on performance results over a multi-year period, consistent with the terms of awards for other senior executives as determined by the O&C Committee each year.

3.	Inducement Awards. As further consideration for this letter agreement and to further encourage your retention and Company performance through the end of the Term, the Company will grant two special equity awards to you (the “Inducement Awards”):

a.	A time-vesting restricted stock unit (“RSU”) award under the Omnibus Plan for 75,000 shares that becomes fully vested if you remain continuously employed with the Company through the end of the Term and you support and fully cooperate with the Board’s CEO succession process.

b.

A performance-vesting RSU award under the Omnibus Plan for 75,000 shares that becomes fully vested subject to the time-vesting conditions noted above, and in addition requires that either of the following two performance conditions have been met: (i) the Company’s cumulative TSR for 2016-2017 is in the top 25% of peers (using the same peer group as used for PSU awards) and the Company’s stock price is at or above $43.70 per share as of December 31, 2017, or (ii) the Company’s stock price is at or above $55.00 per share as of December 31, 2017. For this purpose, the Company’s stock price as of December 31, 2017 will be determined based on the arithmetic mean of the closing prices for the 30 consecutive trading days up to, and including, December 31, 2017.

4.	Termination Treatment for Equity Awards. For PSUs granted to you in 2016 and 2017 and the Inducement Awards, the following provisions will apply, notwithstanding any provision in the Original Agreement to the contrary:

a.	If you (i) remain employed with the Company through the end of the Term, or if you are earlier terminated by the Company without cause, (ii) support and fully cooperate with the Board’s CEO succession process, and (iii) comply with the covenants set forth in Section 5 of the Original Agreement, the 2016 and 2017 PSUs and Inducement Awards will vest in full (i.e., not be prorated), but in the case of the 2016 and 2017 PSUs and the performance-based Inducement Award, subject to the actual performance results (to be settled after the end of the applicable performance period and certification of the performance results by the O&C Committee).

b.	In case of termination due to your death or disability, the 2016 and 2017 PSUs and the Inducement Awards will become vested on a prorated basis, and in the case of the 2016 and 2017 PSUs and the performance-based Inducement Award, subject to the actual performance results (to be settled after the end of the applicable performance period and certification of the performance results by the O&C Committee), consistent with the standard provisions for the Company’s awards under the Omnibus Plan.

c.	In case of any other termination before the end of the Term, including due to (i) your voluntary termination, (ii) a termination by the Company for cause or (iii) a termination without cause under circumstances in which the Board has complied with the notice and cure process set forth in Section 1 above but, nevertheless, you have not supported and fully cooperated with the Board’s CEO succession process, the 2016 and 2017 PSUs and the Inducement Awards will be forfeited.

The “special retirement provisions” under “Long-Term Incentives” in Section 4 of the Original Agreement will continue to apply to your long-term incentive awards outstanding as of the date of this letter for a termination of employment that occurs on or after August 31, 2016 (other than for cause).

5.	Severance. If your employment is terminated by the Company without cause during the Term, you will be entitled to receive the severance benefits set forth under “Severance and Change in Control Benefits” in Section 4 of the Original Agreement otherwise applicable during the Initial Term; provided, however, that if termination of employment without cause occurs during 2017, the amount of the severance payments shall be prorated based on the number of days from the date of termination through December 31, 2017, and such prorated amount shall be payable in monthly installments through December 31, 2017.

Except for the changes expressly provided above, the Original Agreement continues in effect in accordance with its terms, and in that regard, you acknowledge that the “Covenants” under Section 5 of the Original Agreement continue to apply.

Sincerely,

/s/ William J. Marino

William J. Marino,

Chairman of the Board, Sealed Air Corporation

Accepted and Agreed To

Signature:            /s/ Jerome A. Peribere                         Date: January 15, 2016

                    Jerome A. Peribere

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